EXHIBIT 10.8J

AMENDMENT AGREEMENT

This Amendment Agreement (the “Amendment”) is made as of the 14th day of December, 2006 (the “Amendment Effective Date”), between SmithKline Beecham Corporation, doing business as GlaxoSmithKline Corporation, a corporation of the Commonwealth of Pennsylvania, having a place of business at One Franklin Plaza, Philadelphia, Pennsylvania 19101 (“GSK”) and NPS Pharmaceuticals, Inc., a corporation of the State of Delaware, having a place of business at Morris Corporate Center 1, 300 Interpace Parkway, Parsippany, NJ 07054 (“NPS”).

WHEREAS, GSK and NPS previously entered into a Collaborative Research and License Agreement effective November 1, 1993 (the “Original Agreement”) and various amendments thereto (the “Subsequent Amendments”; the Original Agreement and Subsequent Amendments collectively referred to herein as the “Agreement”); and

WHEREAS, by letter dated December 9, 2003 (the “2003 Amendment”), the parties further amended the Agreement to provide for, among other things, the termination of the Agreement’s Research term and the identification of a total of six (6) calcilytic Compounds from the Amino Alcohol Series (as defined below) for which GSK desired to pursue Development, four of which were identified in the 2003 Amendment and are set forth on Appendix One hereto,

WHEREAS, GSK may pursue Development of calcilytic Compounds from the Amino Alcohol Series that are yet to be identified by GSK in addition to the Compounds set forth on Appendix One (all such Compounds from the Amino Alcohol Series referred to herein as the “Development Compounds”); and

WHEREAS, GSK and NPS now desire to enter into this Amendment to amend the Agreement and 2003 Amendment and memorialize the terms upon which NPS will grant to GSK the right and license to pursue Development of calcilytic Compounds in addition to the Development Compounds;

NOW THEREFORE, GSK and NPS agree to amend the terms of the Agreement and 2003 Amendment as follows:

1.	Capitalized terms used herein retain the meaning given them in the Agreement unless otherwise stated. Except to the extent otherwise expressly provided herein, the terms of the Agreement and 2003 Amendment shall remain in force and effect.

2.	The “Amino Alcohol Series” shall mean those Compounds set forth on Appendix One and structurally related Compounds.

3.	The definition of NPS Net Sales is hereby amended to include sales of Compounds by NPS in accordance with Section 13.07 (set forth below), such sales to occur upon termination of the Agreement in accordance with Section 12.08(c), as amended herein.

4.	For the avoidance of doubt, GSK has the right to select any number of Development Compounds at any time during the term of the Agreement from the Amino Alcohol Series, which will be subject to all the terms of the Agreement.

5.	A nonrefundable, non-creditable of three millions U.S. Dollars ($3,000,000) will be paid by GSK to NPS, upon receipt of an invoice from NPS, upon the earlier to occur of either (a) December 31, 2006 or (b) Candidate Selection. For purposes of this Paragraph 5, “Candidate Selection” will mean the date upon which it is determined by GSK, in its sole discretion, that a Compound meets the criteria applicable for Second Stage Development Studies. The applicable milestone payment will be made within fifteen (15) business days of the date of the invoice provided by NPS to GSK. If the applicable milestone achieved is Candidate Selection, the GSK will give NPS prompt written notification of the occurrence of Candidate Selection, but in no event will such notice be given to NPS more than ten (10) business days after achievement of Candidate Selection.

6.	The last sentence of Section 2 of the 2003 Amendment is hereby deleted and deemed null and void. For the avoidance of doubt, the parties agree that the scope of the licenses granted to GSK by NPS under Article 4 of the Agreement includes, but is not limited to, GSK’s right to make, have made, use, sell, offer for sale and import all Compounds, and is not restricted to any particular chemical class of Compounds.

7.	Section 4 of the 2003 Amendment is hereby deleted and deemed null and void. The Development Compounds shall be subject to the terms of the Agreement including but not limited to the payment by GSK of milestones and royalties as set forth in Article 5 and NPS’s rights of co-promotion as set forth in Section 4.05 and Article 9. Notwithstanding the foregoing, and subject to the milestone to be paid under Paragraph 5 of this Amendment, the parties acknowledge and agree that the only remaining milestone payable with respect to all of the Development Compounds is a one-time payment of five million U.S. Dollars ($5,000,000) for the first of the Development Compounds for which an NDA is filed with the FDA, such payment to be made in accordance with the applicable terms of the Agreement.

8.	Section 9 of the 2003 Amendment is hereby deleted and deemed null and void. The parties agree that the scope of the licenses granted to GSK by NPS under Article 4 of the Agreement include GSK’s right to make, have made, use, sell, offer for sale and import all Compounds, without limitation. Any Compounds other than the Development Compounds are subject to the terms of the Agreement including but not limited to the payment of royalties as set forth in Article 5 and NPS’s rights of co-promotion as set forth in Section 4.05 and Article 9; provided, that in lieu of the milestone payments described in Section 5.01 of the Agreement, GSK will pay NPS the following payments upon achievement of the applicable milestone, upon receipt by GSK of an invoice from NPS and within thirty (30) days of the occurrence of such milestone with respect to a Compound other than the Development Compounds:

Submission of an IND to the FDA	U.S. $	2,000,000
Acceptance of NDA filing for review by FDA	U.S. $	5,000,000
NDA Approval by the FDA		U.S.$20,000,000

For the avoidance of doubt, the foregoing payments shall be payable only one time with respect to the first such Compound that is not a Development Compound to attain a milestone event, and no payment will be made for milestones that are not achieved.

9.	Section 12.08(c) of the Agreement is hereby deleted and deemed null and void and will be replaced in its entirety by the following:

“NPS may terminate this Agreement upon ninety (90) days prior written notice to GSK if no Compound is in Development or under commercialization by GSK for a period of twelve (12) consecutive months. Upon receipt of such written notice, GSK will have forty-five (45) days from the receipt of such notice to verify to NPS that it either (i) is commercializing a Compound, (ii) has a Compound in active Development or (iii) intends to have a Compound enter Development within six (6) months. If GSK reasonably demonstrates such intent to the reasonable satisfaction of NPS, there shall be no such termination.”

10.	A new Section 13.07 is hereby added to the Agreement as follows:

“13.07 If this Agreement is terminated by NPS in accordance with Section 12.08(c), then the following shall apply:

(a) All rights and licenses granted by NPS to GSK will terminate;

(b) All of NPS’s interest and rights in Patents, Research Information and Know-How owned solely by NPS will fully revert to NPS;

(c) GSK will assign promptly to NPS all regulatory filings and regulatory approvals and all data, materials and information supporting such regulatory approvals, owned by GSK that relate solely to a Compound, or if such assignment is not legally permissible, grant NPS the right to access, use and cross-reference such filings, approvals and data;

(d) GSK will grant to NPS a non-exclusive right and license to use Patents owned solely by GSK, and GSK’s interests in Patents owned jointly by GSK and NPS, solely related to Compounds and necessary to develop, manufacture or commercialize a Compound, and

(e) NPS will assume complete responsibility for the preparation, filing, prosecution and maintenance of all Patents owned solely by NPS, and all costs associated therewith in a prompt manner. NPS may request that GSK provide such reasonable assistance as is necessary to NPS in such efforts and GSK shall be entitled to reimbursement for any and all costs incurred by GSK in such efforts.

Upon termination of the Agreement in accordance with Section 12.08(c), and in consideration for the transfer of rights to NPS under Section 13.07, if NPS subsequently commercializes a Compound previously under Development by GSK, NPS will pay to GSK a royalty of five percent (5%) of worldwide NPS Net Sales of the Compound billed or invoiced by NPS or its Affiliates or licensees, in accordance with Section 18.07 of this Agreement. Royalties would be payable on a country-by-country basis, commencing upon the launch of such Compound in such country by NPS, its Affiliates or a permitted licensee, until the later of either (a) ten (10) years from the date of first launch of such Compound in such country, or (b) the expiration, or invalidation by a court or other legal or administrative tribunal from which no appeal is or can be taken of the last Patent in such country which contains a valid and unexpired claim covering the sale of such Compound.”

11.	A new Section 13.08 is hereby added to the Agreement as follows:

“If after the termination of the Agreement pursuant to Section 12.08(c), and the subsequent transfer of rights to NPS as set forth in Section 13.07, NPS desires to sell or offer for sale in the Territory a Compound abandoned by GSK, then NPS will give GSK written notice of such desire, and GSK will have an exclusive right of first negotiation to obtain such rights on an exclusive basis. Such written notification will include all relevant data and information required to enable GSK to make an informed decision. With ninety (90) days of GSK’s receipt of NPS’s written notice, GSK shall notify NPS whether it desires to pursue an exclusive arrangement for such rights. If GSK so notifies NPS, then GSK shall have, for a period of sixty (60) days thereafter (the “Negotiation Period”) the exclusive right to negotiate the terms of such exclusive arrangement. If no agreement is reached within the Negotiation Period, then NPS shall not, within the three (3) month period thereafter, offer to, or accept from any third party, any terms that are less favorable on the whole to NPS than the last terms offered by GSK without first offering such terms to GSK. Thereafter, NPS may pursue discussions with third parties with respect to such commercialization rights.”

12.	The last sentence of Section 15.01(b) of the Agreement is hereby deleted in its entirety.

13.	Section 15.03 of the Agreement is hereby amended to read as follows:

“15.03 (a) Each party shall promptly notify the other upon the making, conceiving or reducing to practice of any invention or discovery referred to in Section 15.02. With respect to any such invention, GSK shall have the first right, using in-house or outside legal counsel selected at GSK’s sole discretion, to prepare, file, prosecute, maintain and extend patent applications and patents concerning all such inventions and discoveries, whether owned in whole by GSK or NPS, or jointly by GSK and NPS in countries of GSK’s choice throughout with appropriate credit to NPS representatives, including the naming of such parties as inventors where appropriate and in accordance with the relevant legal requirements, for which GSK shall bear the costs relating to such activities which occur at GSK’s request or direction. GSK may request that NPS provide such reasonable assistance as is necessary to GSK in such efforts and NPS shall be entitled to reimbursement for any and all costs incurred by NPS in such efforts after the Amendment Effective Date.

(b) If GSK, prior or subsequent to filing certain patent applications on any inventions or discoveries which are owned in whole or in part by NPS, elects not to file, prosecute or maintain such patent applications or ensuing patents or certain claims encompassed by such patent applications or ensuing patents in any country of the Territory, GSK shall give NPS notice thereof within a reasonable period prior to allowing such patent applications or patents or such certain claims encompassed by such patent applications or patents to lapse or become abandoned or unenforceable, and NPS shall thereafter have the right, at its sole expense, to prepare, file, prosecute and maintain patent applications and patents or divisional applications related to such certain claims encompassed by such patent applications or patents concerning all such inventions and discoveries in countries of its choice throughout the world.

(c) The party filing patent applications for jointly owned inventions and discoveries shall do so in the name of and on behalf of both GSK and NPS. Each of NPS and GSK shall hold all information it presently knows or acquires under this Paragraph 15.03 which is related to all such patents and patent applications as confidential subject to the provisions of Article 14.

(d) In furtherance of this Section 15.03, for so long as GSK is the party responsible for preparing, filing, prosecuting, maintaining and extending patents and patent applications in the Territory, if NPS receives any communications from any patent office in the Territory, it will promptly inform GSK of such communication or provide such communication to GSK.”

14.	Section 15.06, as set forth in the 2003 Amendment, is hereby amended to read as follows:

“15.06 Beginning on the Amendment Effective Date, NPS and GSK shall meet at least once each calendar year to review the status of all Patents being prosecuted by either NPS or GSK. In addition, NPS shall adhere to the publication review provisions set forth in Section 14.07 in order to permit GSK to protect any confidential or potentially patentable information that may be contained therein.”

15.	For the avoidance of doubt, the term “Development” as used herein has the meaning ascribed to it in the 2003 Amendment, and includes First Stage Development or Second Stage Development.

16.	Any conflicts between this Amendment and the 2003 Amendment will be resolved in favor of this Amendment.

IN WITNESS WHEREOF, the parties have caused this Amendment to be executed by their duly authorized officers or representatives.

SmithKline Beecham Corporation		NPS Pharmaceuticals, Inc.
(d/b/a GlaxoSmithKline)

By:	/s/ DONALD PARMAN	By:	/s/ N. ANTHONY COLES
Title:	Vice President and Secretary	Title:	President & CEO

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